Exhibit 5.1

Joe Laxague
Partner
jlaxague@cronelawgroup.com

April 1, 2026

Our Bond, Inc.

85 Broad Street

New York, New York 10004

Re:	Our Bond, Inc.; Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Our Bond, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the public offering and sale of the following securities of the Company by the Selling Stockholders named therein:

1. Up to 7,081,781 shares of common stock to be issued to Ascent Partners Fund LLC (“Ascent”) including: (i) shares issuable under a certain Securities Purchase Agreement dated October 27, 2025 between the Company and Ascent, that provides for the sale to Ascent of up to $300,000,000 worth of Common Stock (the “Equity Line SPA”), (ii) 970,874 shares of Common Stock to be issued to Ascent as consideration for entering into the Equity Line SPA (the “Commitment Shares”), and (iii) shares of Common Stock issued as dividends to Ascent under the Certificates of Designations of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”); and

2. 418,219 shares of common stock of the Company previously issued to Maxim Partners LLC.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) the Equity Line SPA, as amended; (e) the Certificate of Designation for the Series C Preferred Stock; (f) the Certificate of Designation for the Series D Preferred Stock; (g) certain records of the Company’s corporate proceedings as reflected in its minute books; and (h) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

420 Lexington Avenue, Suite 2446, New York, NY 10170 | 646-861-7891

1 East Liberty St., suite 600, Reno, NV 89501 | 775-234-5221

Our Bond, Inc.

April 1, 2026

P a g e | 2

Based upon the foregoing, it is our opinion that:

a. When issued to Ascent pursuant to the terms of the Equity Line SPA and/or when issued to Ascent as dividends paid on the Series C Preferred Stock or the Series D Preferred Stock, the 7,081,781 shares of common stock of the Company registered for sale by Ascent will be validly issued, fully paid and non-assessable shares of common stock in the Company.

b. The 418,219 shares of common stock of the Company registered for sale by Maxim Partners LLC are validly issued, fully paid and non-assessable shares of common stock in the Company.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.